(UNITED STATES LIME & MINERALS, INC. LOGO)

               UNITED STATES LIME & MINERALS, INC. - NEWS RELEASE

FOR IMMEDIATE RELEASE                                 Contact:  Timothy W. Byrne
                                                                  (972) 991-8400
                      UNITED STATES LIME & MINERALS REPORTS
                           SECOND QUARTER 2003 RESULTS


         Dallas, Texas, July 29, 2003 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2003 results: Revenues increased by 5.2% to $11,529,000 over the prior year period revenues of $10,961,000. The Company reported net income of $1,813,000 ($0.31 per share) in the second quarter 2003, an increase of $1,297,000, compared to net income of $516,000 ($0.09 per share) in the second quarter 2002. For the six months ended June 30, 2003, revenues were $21,085,000, a 5.8% increase compared to the same period 2002 revenues of $19,938,000, while net income increased $1,495,000 to $1,541,000 ($0.27 per share), compared to net income of $46,000 ($0.01 per share) for the prior year period. Second quarter 2003 net income included embezzlement-related recoveries of $691,000 ($0.12 per share), net of income taxes, and the first half 2003 included $776,000 of such recoveries ($0.13 per share), net of income taxes.

         The Company's gross profit was $3,459,000 for the second quarter 2003, compared to $2,981,000 for the second quarter 2002, a 16.0% increase. For the first half 2003, gross profit was $5,208,000, compared to $4,818,000 for the first half 2002, an increase of 8.1%.

         "The increase in revenues in the second quarter 2003 primarily resulted from increased pulverized limestone ("PLS") sales at our Texas plant as well as the natural gas surcharge that we are assessing on our PLS products to help compensate for the elevated cost of natural gas," Timothy W. Byrne, President and Chief Executive Officer, commented. "Our increase in gross profit in the second quarter is primarily a function of the disappointing operating results that we experienced during the second quarter 2002 when we encountered several operational problems," Mr. Byrne continued.

         United States Lime & Minerals, Inc. is a Nasdaq-listed public company with headquarters in Dallas, Texas, supplying lime and limestone products primarily to the steel, paper, agriculture, environmental protection and construction industries from plants situated in Texas, Arkansas and Colorado.

         Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.


                                 (Tables Follow)

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                       UNITED STATES LIME & MINERALS, INC.
                      CONDENSED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                             QUARTER ENDED             SIX MONTHS ENDED
                                                JUNE 30,                   JUNE 30,
                                         ----------------------     ----------------------
INCOME STATEMENTS                          2003          2002         2003          2002
                                         --------      --------     --------      --------
Revenues                                 $ 11,529      $ 10,961     $ 21,085      $ 19,938
                                         --------      --------     --------      --------
Gross  profit                            $  3,459      $  2,981     $  5,208      $  4,818
                                         --------      --------     --------      --------
Operating profit                         $  2,472      $  1,966     $  3,161      $  2,845

Interest expense                            1,038         1,102        2,059         2,215
Other (income) expense, net                  (699)          195         (711)          573
Income tax expense                            320           153          272            11
                                         --------      --------     --------      --------
Net income                               $  1,813      $    516     $  1,541      $     46
                                         ========      ========     ========      ========

Income per share of common stock:
        Basic                            $   0.31      $   0.09     $   0.27      $   0.01
        Diluted                          $   0.31      $   0.09     $   0.27      $   0.01

Weighted average shares outstanding:
        Basic                               5,800         5,800        5,800         5,800
        Diluted                             5,800         5,800        5,800         5,800

                                                      JUNE 30,  DECEMBER 31,
                                                        2003        2002
                                                      --------  ------------
BALANCE SHEETS

ASSETS:
   Current assets                                     $13,261     $10,472
   Property, plant and equipment, net                  69,626      70,406
   Deferred tax assets, net                             2,359       2,359
   Other assets                                         1,286       1,282
                                                      -------     -------
       Total assets                                   $86,532     $84,519
                                                      =======     =======

LIABILITIES AND STOCKHOLDERS' EQUITY:
   Current liabilities                                $10,513     $ 7,958
   Long-term debt, excluding current installments      35,833      37,500
   Other liabilities                                      629         755
   Stockholders' equity                                39,557      38,306
                                                      -------     -------
       Total liabilities and stockholders' equity     $86,532     $84,519
                                                      =======     =======


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